Exhibit 99.1

Financial and Investor Contact:
John R. Potapchuk
631-501-7035
john.potapchuk@gentiva.com
or	Brandon Ballew
770-221-6700
brandon.ballew@gentiva.com

Media Contact:
Jennifer Gery-Egan
Brainerd Communicators
212-986-6667
gery@braincomm.com

Gentiva Reports First Quarter 2009 Results

— Reaffirms 2009 Performance Outlook —

MELVILLE, NY, April 30, 2009 — Gentiva Health Services, Inc. (NASDAQ: GTIV), a leading provider of comprehensive home health services, today reported the following 2009 first quarter results:

•

Net revenues of $288.9 million for the quarter ended March 29, 2009 compared to $321.6 million, which included net revenues of $77.8 million from its CareCentrix business unit, for the quarter ended March 30, 2008. Excluding prior year’s first quarter net revenues from CareCentrix, Gentiva’s net revenues grew about $45 million, or 18% in the 2009 first quarter. The Company sold a majority interest in CareCentrix to Water Street Healthcare Partners on September 25, 2008.

•

Net income of $18.0 million, or $0.60 per diluted share, which included a non-recurring pre-tax net gain of $5.8 million or $0.19 per diluted share resulting from the 2009 first quarter sale of certain branch offices that specialized primarily in pediatric home health care services. These results compared to net income of $7.7 million or $0.27 per diluted share in the 2008 first quarter.

•

Excluding the net gain from the sale of the home health branch offices referred to above and special charges related to restructuring and integration activities, adjusted net income for the 2009 first quarter was $12.7 million, up 61% compared with the prior year period. On a diluted earnings per share basis, adjusted net income in the 2009 first quarter was $0.43, excluding special charges of $0.02 per diluted share, compared with $0.27 in the corresponding period of 2008.

•

A 19% increase in earnings before interest, taxes, depreciation and amortization (EBITDA) to $28.2 million in the first quarter of 2009; EBITDA as a percentage of net revenues improved to 9.8% in the first quarter of 2009 versus 7.4% in the prior-year period. EBITDA included restructuring and integration costs of $0.9 million in the first quarter of 2009 as compared to $0.3 million for the prior year period.

“Gentiva is off to a good start to 2009, both financially and operationally,” said Gentiva CEO Tony Strange. “Our results for the quarter were again led by our Home Health segment as we focus on meeting the needs of the nation’s growing senior population, for which home healthcare is a cost-effective and patient-preferred solution. The aggregate results of our other businesses also showed improved performance in the quarter, primarily driven by growth in hospice. Based on these solid first quarter results and our confidence that the Company will continue to execute on its strategy during the remainder of the year, we are today reaffirming our revenue and earnings outlook for 2009.”

Gentiva reported these segment highlights for the quarter:

•	Home Health’s 19% revenue growth to $257.7 million and operating contribution growth of 39% to $43.2 million.

•

Revenues in Gentiva’s All Other segment – which includes hospice, respiratory therapy and home medical equipment, infusion therapy and consulting – increased 14% to $31.6 million, while operating contribution increased 14% to $3.2 million compared to the prior-year period.

During the 2009 first quarter, Gentiva generated $25 million in operating cash flow, repaid $14 million of its term loan and spent $4.8 million to repurchase 327,828 shares of its common stock. At March 29, 2009, the Company reported cash and cash equivalents of $79.6 million and long-term debt of $237 million.

Full-Year 2009 Outlook

Gentiva also reaffirmed its outlook for fiscal 2009 of full-year net revenues in a range of $1.14 billion to $1.18 billion. On a diluted earnings per share basis, adjusted net income is expected to be in a range between $1.72 and $1.80, excluding restructuring and integration costs which are estimated to range from $3 million to $5 million for the year. Gentiva’s 2009 outlook represents an increase in net revenues of 8% to 11% and an increase in diluted earnings per share of 20% to 30% when compared with 2008 pro forma financial results, which reflect the Company’s performance as if the CareCentrix divestiture had occurred at the beginning of fiscal 2008. The 2009 outlook excludes the $0.19 per diluted share net gain resulting from the sale of branches specializing primarily in pediatric home health services in the first quarter.

Non-GAAP Financial Measures

The information provided in this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those measures to the most directly comparable GAAP measures.

Conference Call and Web Cast Details

The Company will comment further on its first quarter 2009 results during its conference call and live web cast to be held Thursday, April 30, 2009 at 10:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-2408 and reference call #94103101. The web cast is an audio-only, one-way event. Web cast listeners who wish to ask questions must participate in the conference call. Log onto http://investors.gentiva.com/events.cfm to hear the web cast. A replay of the call will be available on April 30, beginning at approximately 1 p.m. ET, and will remain available continuously through May 7. To listen to a replay of the call from the United States, Canada or international locations, dial (800) 642-1687 or (706) 645-9291 and enter the following PIN at the prompt: 94103101. Visit http://investors.gentiva.com/events.cfm to access the web cast archive. This press release is accessible at http://investors.gentiva.com/releases.cfm and a transcript of the conference call is expected to be available on the site within 48 hours after the call.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is a leading provider of comprehensive home health services, delivering innovative, high quality care to patients across the United States. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; respiratory therapy and home medical equipment; infusion therapy services; and other therapies and services. For more information, visit Gentiva’s web site, http://www.gentiva.com, and its investor relations section at http://investors.gentiva.com. GTIV-E

(tables and notes follow)

(in 000’s, except per share data)	1st Quarter
	2009	2008
Statements of Income
Net revenues	$288,917	$321,633
Cost of services and goods sold	140,809	185,110

Gross profit	148,108	136,523
Selling, general and administrative expenses	(125,355)	(117,880)
Gain on sale of business, net	5,832	—
Interest expense	(3,192)	(6,093)
Interest income	801	667

Income before income taxes	26,194	13,217
Income tax expense	8,450	5,494

Income before equity in net earnings of affiliate	17,744	7,723
Equity in net earnings of affiliate	278	—

Net income	$18,022	$7,723

Earnings per Share
Net income:
Basic	$0.62	$0.27

Diluted	$0.60	$0.27

Average shares outstanding:
Basic	28,944	28,282

Diluted	29,829	29,043

Condensed Balance Sheets
ASSETS	Mar 29, 2009	Dec 28, 2008
Cash and cash equivalents	$79,559	$69,201
Short-term investments (A)	2,550	—
Accounts receivable, net (B)	181,591	177,201
Deferred tax assets	13,363	11,933
Prepaid expenses and other current assets	15,766	13,141

Total current assets	292,829	271,476
Long-term investments (A)	8,500	11,050
Note receivable	25,000	25,000
Investment in affiliate	23,542	23,264
Fixed assets, net	65,159	63,815
Intangible assets, net	249,228	250,432
Goodwill	308,155	308,213
Other assets	20,290	20,247

Total assets	$992,703	$973,497

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$6,433	$8,027
Payroll and related taxes	26,738	17,869
Deferred revenue	38,407	32,976
Medicare liabilities	7,154	6,680
Obligations under insurance programs	39,102	39,628
Other accrued expenses	39,533	40,895

Total current liabilities	157,367	146,075
Long-term debt	237,000	251,000
Deferred tax liabilities, net	66,299	64,262
Other liabilities	17,071	17,189
Shareholders’ equity	514,966	494,971

Total liabilities and shareholders’ equity	$992,703	$973,497

Common shares outstanding	28,803	28,864

(A)	Short-term and long-term investments consisted of AAA-rated auction rate securities. Short-term investments were presented net of a valuation allowance of $0.4 million, the charge for which was recorded in interest expense in the 2009 first quarter. At March 29, 2009 and December 28, 2008, long-term investments were presented net of a valuation allowance of $1.5 million and $1.9 million, respectively.
(B)	Accounts receivable, net, included an allowance for doubtful accounts of $7.5 million and $8.2 million at March 29, 2009 and December 28, 2008, respectively.

(in 000’s)	1st Quarter
Condensed Statements of Cash Flows	2009	2008
OPERATING ACTIVITIES:
Net income	$18,022	$7,723
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,487	5,151
Amortization of debt issuance costs	399	287
Provision for doubtful accounts	1,410	2,600
Equity-based compensation expense	1,805	1,736
Windfall tax benefits associated with equity-based compensation	(547)	(1,235)
Loss on sale of auction rate securities	450	—
Gain on sale of business, net	(5,832)	—
Equity in net earnings of affiliate	(278)	—
Deferred income taxes	427	4,848
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(5,800)	(19,598)
Prepaid expenses and other current assets	(2,565)	(2,151)
Current liabilities	11,976	8,825
Other, net	42	(51)

Net cash provided by operating activities	24,996	8,135

INVESTING ACTIVITIES:
Purchase of fixed assets	(5,671)	(6,624)
Proceeds from sale of business, net of cash transferred	5,619	—
Acquisition of businesses, net of cash acquired	—	(47,405)
Purchases of short-term investments available-for-sale	—	(28,000)
Maturities of short-term investments available-for-sale	—	44,900

Net cash used in investing activities	(52)	(37,129)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	3,899	4,119
Windfall tax benefits associated with equity-based compensation	547	1,235
Borrowings under revolving credit facility	—	12,000
Home Health Care Affiliates debt repayments	—	(7,420)
Debt issuance costs	—	(432)
Repayments under the Company’s term loan	(14,000)	—
Repurchases of common stock	(4,813)	—
Repayment of capital lease obligations	(219)	(307)

Net cash (used in) provided by financing activities	(14,586)	9,195

Net change in cash and cash equivalents	10,358	(19,799)
Cash and cash equivalents at beginning of period	69,201	36,181

Cash and cash equivalents at end of period	$79,559	$16,382

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$3,117	$5,702
Income taxes paid	$1,489	$417

(in 000’s)
Supplemental Information	1 st Quarter
	2009	2008
Segment Information (1)
Net revenues
Home Health	$257,745	$217,000
CareCentrix	—	77,848
All Other (5)	31,571	27,729
Intersegment revenues	(399)	(944)

Total net revenues (5)	$288,917	$321,633

Operating contribution (3)
Home Health	$43,225	$31,202
CareCentrix (4)	—	6,326
All Other	3,230	2,845

Total operating contribution	46,455	40,373
Corporate expenses	(18,215)	(16,579)
Gain on sale of business, net	5,832	—
Depreciation and amortization	(5,487)	(5,151)
Interest expense, net	(2,391)	(5,426)

Income before income taxes	$26,194	$13,217

	1 st Quarter
	2009	2008
Net Revenues by Major Payer Source:
Medicare
Home Health	$186,070	$145,106
Other	20,057	16,200

Total Medicare	206,127	161,306
Medicaid and local government	28,142	31,566
Commercial Insurance and Other:
Paid at episodic rates	16,130	11,146
Other	38,518	117,615

Total Commercial Insurance and Other	54,648	128,761

Total net revenues	$288,917	$321,633

A reconciliation of EBITDA to Net income—As Reported amounts follows: (2)
	1 st Quarter
	2009	2008
EBITDA (3)	$28,240	$23,794
Gain on sale of business, net	5,832	—
Depreciation and amortization	(5,487)	(5,151)
Interest expense, net	(2,391)	(5,426)

Income before income taxes	26,194	13,217
Income tax expense (6)	(8,450)	(5,494)

Income before equity in net earnings of affiliate	17,744	7,723
Equity in net earnings of affiliate	278	—

Net income—As Reported	$18,022	$7,723

Notes:

1)	The Company’s senior management evaluates performance and allocates resources based on operating contributions of the operating segments, which exclude corporate expenses, depreciation, amortization, and interest expense (net), but include revenues and all other costs directly attributable to the specific segment.

2)	EBITDA, a non-GAAP financial measure, is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization. Management uses EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. EBITDA should not be considered in isolation or as a substitute for net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies.

3)	Operating contribution and EBITDA for the first quarter of 2009 and 2008 included special charges of $0.9 million and $0.3 million, respectively. The special charges, which included restructuring and integration costs and costs and professional fees associated with merger and acquisition activities, were reflected as follows for segment reporting (dollars in millions):

	1st Quarter
	2009	2008
Home Health	$0.1	$0.1
Corporate expenses	0.8	0.2

Total	$0.9	$0.3

4)	Operating contribution for CareCentrix, in which the Company sold a majority ownership interest on September 25, 2008, was comprised of the following (dollars in thousands):

	1st Quarter
	2009	2008
Gross profit	$—	$14,290
Selling, general and administrative expenses	—	(8,077)
Add: depreciation	—	113

Operating contribution	$—	$6,326

5)	Certain reclassifications have been made to the 2008 first quarter statement of income and supplemental information to conform to the current year presentation. The primary impact of the reclassifications was to reduce (i) net revenues in All Other and (ii) cost of services and goods sold by approximately $2.1 million in the 2008 first quarter relating to the reimbursement of nursing home room and board charges for hospice patients. The Company believes that this presentation better conforms to industry practice.

6)	The Company’s effective tax rate was 32.3% for the first quarter of 2009, and 41.6% for the first quarter of 2008. During the first quarter of 2009, the Company recorded a pre-tax gain, net of transaction costs, of $5.8 million relating to the sale of several branch offices that specialized primarily in pediatric home health care services. There was no income tax expense relating to the gain on sale of business due to the utilization of a capital loss carryforward. Excluding the impact of the gain on sale of businesses, the Company’s effective tax rate would have been 41.5% for the first quarter of 2009.

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “assumes,” “trends” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company’s current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: economic and business conditions, including the ability to access capital markets; demographic changes; changes in, or failure to comply with, existing governmental regulations; legislative proposals for healthcare reform; changes in Medicare and Medicaid reimbursement levels; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters or terrorist acts; ability to successfully integrate the operations of acquisitions the Company may make and achieve expected synergies and operational efficiencies within expected time-frames; effect on liquidity of the Company’s debt service requirements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company’s various filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section contained in the Company’s annual report on Form 10-K for the year ended December 28, 2008.

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